Exhibit 10.42

September 6, 2022

Arthur Healey

97 Long Pond Road

Lakeville, CT 06039

Re: Employment Terms

Dear Mr. Healey:

Felicitex Therapeutics Inc. (the “Company”) is pleased to offer you the positions of full-time Chief Financial Officer and Secretary on the following terms.

Effective as of the Effective Date (as defined below), you will be responsible for duties that are customary for a chief financial officer and a secretary of a company like the Company, including, but not limited to, preparation of financial statements, supervision of firm accounting and internal controls, general management over bookkeeping and treasury functions of the Company, ensuring compliance with statutory and regulatory requirements and maintaining Company records. You will report to the Chief Executive Officer of the Company. Your work will be performed remotely with occasional in-person meetings as the Company may from time to time request. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Effective as of the Effective Date, your salary will be $240,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule and you will be eligible to receive an annual cash bonus targeted at $72,000 per year based on the achievement of milestones as determined by the Board of Directors.

Subject to the approval of the Company’s Board of Directors, you will be granted qualified stock options which may be exercised to purchase 583,287 shares of common stock of the Company pre-split (64,237 shares post-split) (the “Options”). The Options will be subject to the terms and conditions applicable to options granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement (the “Award Agreement”). The Options will vest 1/8 on the effective date and 1/16 per quarter for 14 consecutive quarters beginning 90 days from the effective date provided you remain in continuous service with the Company, as described in the applicable Award Agreement. Upon a change of control of the Company, all of the Options will vest immediately. The Award Agreement will also contain non-competition and non-solicitation provisions.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

As of the Effective Date, the Company will provide you with standard indemnification and directors’ and officers’ insurance.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must comply with the Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

The term of employment under this agreement shall commence on the date of consummation of the Company’s proposed initial public offering (the “Effective Date”) and shall continue until the one year anniversary of the Effective Date unless terminated earlier as hereinafter provided in this agreement, or unless extended, on these or different terms, by mutual written agreement of you and the Company. You or the Company may terminate your employment at any time and for any reason or no reason by the terminating party informing the other party of the termination, in writing. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by September 7, 2022, if you wish to accept employment at the Company under the terms described above. If you accept our offer, this agreement will become effective as of the Effective Date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Maria Vilenchik
Maria Vilenchik
Chief Executive Officer

Understood and Accepted:

/s/ Arthur Healey	9/6/2022
Arthur Healey	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement

Felicitex Therapeutics, Inc., 27 Strathmore Rd., Natick MA 01760 Tel: (919) 215-0025

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